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                                                                   EXHIBIT 10.16


                              MANAGEMENT AGREEMENT

         This Management Agreement ("Agreement") is made and entered into this 1st day of April 2000 by and between Northwest Community Capco Inc., (the "Company") organized under the laws of the State of Illinois, and North American Medical Management - Illinois, Inc., a corporation organized under the laws of the State of Illinois ("NAMM"). This Agreement shall take effect as of April 1, 2000 ("Effective Date").

                                  WITNESSETH:

         WHEREAS, NAMM operates in the State of Illinois to provide management services to physicians and hospitals participating in Medicare-risk management and other types of services which may be agreed to from time to time, and to arrange for the provision of efficient and effective health care services;

         WHEREAS, the Company requires certain staffing and management expertise to provide it with administrative services in connection with Company's obligations relating to Risk Contracts (as defined in this Agreement) entered into by Northwest Community Hospital d/b/a Northwest Community Health Partners ("PHO"):

         WHEREAS, NAMM is an organization with personnel who have expertise in managed care contracting, with particular expertise in the area of Medicare-risk management and related claims processing, financial, business and medical services management and administration; and

         WHEREAS, the Company desires to retain NAMM, and NAMM desires to be retained by the Company, all on terms and provisions mutually desirable to the respective parties and for compensation to be paid by the Company to NAMM, on such terms, provisions and compensation arrangements as are described in this Agreement.

         NOW, THEREFORE, in consideration of the mutual agreements, covenants and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows.

                                   ARTICLE I

                          RELATIONSHIP OF THE PARTIES

1.01     RELATIONSHIP OF THE PARTIES

         Except as otherwise provided in this Agreement, neither this Agreement nor any of its provisions shall be construed to create any partnership, joint venture, principal/agent or employer/employee relationship between the Company and NAMM, or to in any way make one party responsible for the debts, liabilities or any other legal obligations of the other party. It is expressly understood and agreed by the parties that the Company and NAMM shall at all times be acting as entities

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         independently contracting with each other for the performance of services described in this Agreement. Neither party shall have the power to bind or obligate the other party except as set forth in this Agreement. Unless the Parties otherwise agree, this Agreement and all references to the Company in this Agreement are limited to services provided by NAMM, solely with respect to Risk Contracts and related services, rather than all services and contracts entered into by the Company. The Company does not report to NAMM and retains its separate autonomy and direct reporting relationship to Northwest Community Hospital.


                                   ARTICLE II

                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS

2.01     NAMM REPRESENTATIONS, WARRANTIES AND AGREEMENTS

         As a material inducement for Company to enter into this Agreement, NAMM hereby represents, warrants and agrees as follows:

         (A) NAMM has the legal power, right and authority to consummate the transactions contemplated hereby.

         (B) NAMM has been duly formed and is validly existing under the laws of Illinois and has made all filings with governmental authorities required by such laws.

         (C) NAMM is a wholly owned subsidiary of North American Medical Management, Inc. ("NAMM Parent") a Tennessee corporation that is the parent of a number of comparable corporate subsidiaries operating in seven states. NAMM Parent is a wholly owned subsidiary of PhyCor, Inc., a Tennessee corporation that is publicly traded on the Nasdaq stock exchange.

         (D) This Agreement, and all other documents and instruments which have been executed and delivered pursuant to this Agreement, or, if not yet executed or delivered will when so executed and delivered, constitute valid and binding obligations of NAMM enforceable in accordance with their respective terms, subject to the provisions of all laws relating to bankruptcy and insolvency and other laws relating to creditors' rights generally. Neither the execution and delivery of this Agreement, nor the incurrence of the obligations herein set forth, nor the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under any, bond, note or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which NAMM or NAMM Parent is a party.

         (E) To the best of their knowledge NAMM and NAMM Parent have complied with all laws, ordinances and regulations applicable to them. NAMM and NAMM Parent have filed all required tax returns or other tax notices.


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         (F)      There is no suit, action or other proceeding pending against
                  NAMM, NAMM Parent or any NAMM Affiliate (A NAMM Affiliate is any party controlled by NAMM, under common control with NAMM or in a joint venture with NAMM or other similar contractual relationship), of such a magnitude or character as to put NAMM at risk of being unable to meet fully and in good faith the obligations imposed on NAMM by this Agreement.

         (G) To the best of the knowledge of NAMM, none of the information contained in the representations and warranties of NAMM set forth in this Agreement or in any of the certificates, exhibits and schedules, lists, documents or other instruments delivered or to be delivered to Company pursuant to this Agreement contain any untrue statement of a material fact or omit to state a material fact regarding the operation of NAMM which would make the statements contained herein or therein misleading.

                                  ARTICLE III

                              OBLIGATIONS OF NAMM

3.01     AUTHORITY OF NAMM

         The Company has entered into a PHO Management Agreement with PHO, pursuant to which the Company agrees to manage the affairs and provide administration services to the PHO for the PHO's commercial HMO and Medicare HMO contracts which provide for the PHO to accept capitation for at least the majority of professional services ("Risk Contracts") - and such other business as the PHO shall specifically authorize in writing for the Company to perform for it ("Business"). The Company authorizes NAMM to manage the affairs and provide administration services to the Company in order to enable the Company to satisfy its obligations to the PHO with respect to the PHO Management Agreement. NAMM shall be authorized, without further approval of the Company, to commit funds of the Company to perform the services and to staff the Company as described hereunder, and to contract for services for the Company, provided all such actions are within the operating budgets previously approved by the Company's Board of Directors and provided further that NAMM shall require in its agreements with any third parties who may perform services on behalf of NAMM that such contractors perform their duties in accordance with this Agreement. The Company shall cooperate with and shall use its best efforts to cause its employees, agents and independent contractors to cooperate with personnel provided by NAMM hereunder so that NAMM may perform its duties under this Agreement. NAMM shall manage and administer the Business of the Company in accordance with the terms and conditions of this Agreement.

         Without limiting the need for NAMM to obtain prior written approval of the Company for other matters, NAMM will not take the following actions on behalf of the Company, without the approval of the Company:

         (A) endorse any note, or act as an accommodation party, or otherwise become surety with respect to any amount;


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         (B)      borrow or lend money, or make, deliver or accept any
                  commercial paper or execute any mortgage, bond, or lease, purchase or contract to purchase any property, or sell or contract to sell any property or assets of the Company;

         (C) enter into any agreement as a result of which any person shall obtain an interest in the Company;

         (D) assign, transfer, pledge, compromise or release any of the Company's claims or debts, except upon payment in full of such claim or debt, or arbitrate or consent to the arbitration of any of the company's debts or claims;

         (E)      change the nature of the Company's Business;

         (F) distribute surplus amounts other than as agreed upon with the Company;

         (G) enter into any agreement or transaction on behalf of the Company with NAMM or a NAMM Affiliate

         (H) do any other act that would make it impossible to carry on the ordinary business of the Company; or

         (I) enter into any agreement involving the sale, lease, assignment of use of any real estate, property or other assets owned, operated, leased, managed by or otherwise related to the Company or any of its affiliates.

3.02     MANAGEMENT SERVICES

         NAMM will work in close cooperation with Company staff to provide those management services specified in Exhibit A of this Agreement. In addition, NAMM will perform the following services:

         (A) CONTRACT NEGOTIATIONS. NAMM will provide its expertise and contacts in the managed care industry to facilitate negotiation of Risk Contracts for the Company.

         (B) FINANCIAL SERVICES. NAMM will assist the Company to manage the funds paid under the Risk Contracts and ensure that any surplus funds are distributed in accordance with the PHO Management Agreement between the Company and PHO. As more particularly described in Exhibit A, NAMM will provide financial services to Company, including the management of bank accounts and the distribution of funds to the PHO and PHO providers. NAMM will also prepare operating budgets for risk contracts for the PHO in a timely fashion, NAMM will recommend reasonable working capital requirements for the PHO.

         (C) PHYSICIAN SERVICE MANAGEMENT. As more particularly described in Exhibit A, NAMM, through the auspices of the Company, will manage the PHO's Business. As part of its duties for Risk Contracts, NAMM will negotiate and manage agreements with physicians and other providers ("PHO Providers"), which may include fee-for-service and capitation agreements. NAMM acknowledges that the PHO currently has agreements with various PHO Providers, and that the provisions relating to Risk Contracts may be implemented as amendments to the PHO's provider contracts.


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         (D)      SPECIFIC SERVICES FOR RISK CONTRACTS. As more particularly described in Exhibit A, NAMM will provide the following services to the company with respect to Risk Contracts Performance of these services will be in compliance with parameters outlined in the HMO agreements between any HMO and the PHO. The parties agree that certain services are "core" services which will in all cases be provided by NAMM (including those set forth in paragraphs (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), and (ix) below). NAMM will also look to existing affiliated Physician Organization and PHO standards when providing any of the services listed below and will try, to the extent reasonably possible, to coordinate standards it implements or recommends with such PHO standards. In addition, any such significant changes and/or additional standards will be communicated to the PHO and Company prior to being implemented by NAMM.


                  (i) Prepare and adopt initial benchmark utilization review and quality management procedures.

                  (ii)     Perform claims processing for providers.

                  (iii)    Perform provider contracting services.

                  (iv) Perform utilization management and quality assurance services, which will include utilization authorization, concurrent review, case management, and discharge planning, and establish credentialing criteria and grievance procedures.

                  (v)      Perform member services relating to claims matters.

                  (vi) Establish and maintain financial management for the PHO including risk-sharing administration only with respect to the Risk contracts and program.

                  (vii) Administer provider education programs as reasonably necessary.

                  (viii) Prepare semi-annual individual and aggregate physician profiling reports comparing physician performances to adopted utilization review standards.

                  (ix) Recommend and administer quality outcome standards and accompanying reports comparing physician performance to standards required by the applicable HMOs.


         (E) PROVIDING PHYSICIANS. NAMM will use its best efforts to encourage physicians, including a sufficient number of primary care physicians, to provide leadership to the PHO and to participate in the PHO'S Risk Contracts, where payments on a capitated basis will be accepted by primary care physicians

         (F) PRICING AND SERVICE COVERAGE ISSUES. NAMM will assist the Company, and provide the Company with guidance, in negotiating which services should be the financial responsibility of the Hospital and which should be the financial responsibility of the PHO physicians, as well as which prices the PHO Providers will charge. NAMM will provide a suggested allocation of services and suggested prices based on actuarially determined market basket pricing figures for the Hospital and PHO physicians providing medical services under the Risk Contracts.


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3.03     REPORTING

         NAMM shall provide to the Company the reports and compilations described in Exhibit A which, together with any other reports referred to in this Agreement, the parties believe are all of the reports necessary for the management and administration of the Business. NAMM shall provide additional extraordinary reports and compilations upon request by the Company, which are reasonably necessary for management and administration of the Business of the company, consistent with the Company's then current goals, objectives, financial condition and business plan.

3.04     NAMM STAFFING

         NAMM, will, through its own employees in the Chicago area and elsewhere, provide management of all aspects of the Risk Contract business associated with the Company in exchange for its participation is the Company's profits as described in Article V of this Agreement. Where such expertise is not provided by full-time personnel of NAMM in the Chicago area, the expertise of other NAMM personnel or consultants may be obtained.

         NAMM shall make available a sufficient number of its (or its Affiliates') employees to fulfill its duties under this Agreement, as such number is determined by NAMM. Such personnel shall be drawn from such locations as deemed appropriate at the sole discretion of NAMM; provided, however that the Company shall have the right to interview and approve (which approval shall not be unreasonably withheld) any NAMM personnel who will be assigned to Company on a full-time basis. NAMM shall be solely responsible for performing job evaluations for all personnel hired by NAMM (or its Affiliate) to carry out the terms of this Agreement, provided that the Company retains the right to evaluate NAMM'S overall performance and to provide informal input to NAMM regarding the Company's evaluation of NAMM personnel. NAMM shall also have in its sole discretion the authority to hire and fire all NAMM (or its Affiliates') employees. Notwithstanding the foregoing, the Company shall have the right to request that NAMM remove or reassign a NAMM employee who is providing services to the Company, and NAMM shall replace such employee within sixty (60) days of such request.

3.05     KEY CONTACT

         One of NAMM's (or its Affiliates') employees shall serve as the key contact for the Company. The key contact will be the President of NAMM Illinois, who will be principally responsible for managing NAMM's duties under this Agreement. While NAMM shall retain in its sole discretion the authority to replace the key contact, the Company shall have the right to provide informal input into NAMM'S selection of a replacement.

3.06     OWNERSHIP OF AND ACCESS TO RECORDS

         All records relating to the Company's and PHO's operations and Business (including, but not limited to, all book of account and general administrative records, and all of the following, to the extent such are non-proprietary to NAMM and relate solely to (or were purchased solely for) the Company's operations: software programs, MIS data, utilization management policies, credentialing guidelines, case management, quality assurance information and all other related documents and policies), shall be and remain the property of the Company, except as the parties


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         may otherwise agree in writing. All such information, data and records may be used by NAMM to perform the services hereunder. All property of this nature which was the proprietary property of the Hospital or PHO which the Company or NAMM was allowed to utilize in its management of the Company or the risk business shall remain the proprietary property of the Hospital or PHO, as the case may be. The Parties understand that the Company will contract with a variety of health care providers and that certain financial and medical record information from these individual provider entities will be kept confidential and may not be shared with the owners of the Company.

         All records relating to NAMM'S operations including, but not limited to, the following, to the extent such are non-proprietary to the Company and relate solely to (or were purchased solely for) NAMM'S operations: IBNR models, software programs, MIS data, utilization management policies, credentialing guidelines, case management, quality assurance information and all other related documents and policies), shall be and remain the property of NAMM, except as the parties may otherwise agree in writing. All such information, data and records may be used by the Company with respect to the services hereunder. All property of this nature which was the proprietary property of NAMM or which the Company or the PHO was allowed to utilize in the Business shall remain the proprietary property of NAMM.

         Notwithstanding the ownership of any of the records and information described above, or termination of this Agreement for any reason, the Company and the PHO may continue to use, in connection with the operations of the Company and PHO, all records relating to the Company's and the PHO's operations and business, including all policies and procedures used by the Company and the PHO, provider files and other information specific to the Company and the PHO.

3.07     DISCLOSURE OF INFORMATION

         NAMM agrees to make available information contained in the records of the Company to parties to whom the Company has authorized such disclosure. All non-proprietary records shall be available to the Company at all times during normal business hours. NAMM agrees to protect the confidentiality of such records and will only disclose confidential data upon written consent of the affected parties or when subpoenaed or otherwise required by law or compelled by legal process. NAMM agrees to disclose to the Company any subpoena or other legal request for documents prior to the disclosure of such documents in order to permit the Company to intervene or file appropriate legal documents contesting their disclosure. These obligations shall survive the termination of this Agreement.

3.08     MEDICAL CONFIDENTIALITY

         NAMM agrees to comply with applicable federal, state and local laws for handling confidential medical information and shall take all appropriate and reasonable action in developing technological and contractual methods of maintaining confidentiality for any medical or other confidential information converted to electronic data.

3.09     PERFORMANCE STANDARDS AND GOALS

         In performing its obligations under this Agreement, NAMM shall act at all times in a professional manner, devoting its efforts in good faith and with reasonable


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         diligence to the performance of this Agreement. NAMM shall provide services in conformity with all applicable standards set forth in the HMO contract pursuant to which Medical services are being arranged for the PHO, as managed by the Company.

         NAMM's overall performance hereunder will be evaluated by reference to goals the Parties have established including the following (provided that except as specifically provided in Section 5.02 or unless otherwise agreed to by the Parties, the amount of NAMM's compensation provided for in Article V below is not dependent on meeting such goals but may lead to termination for Cause under Section 7.02. The Company understands and accepts that NAMM's ability to comply with these standards is based, at least in part, on its willingness to accept and implement NAMM's recommendations made pursuant to this Agreement):

         (A) Eligibility processing: (a) Electronic eligibility shall be loaded within the greater of five (5) days or beginning of the next capitation cycle and (b) Paper eligibility shall be loaded within the greater of fourteen (14) days or the beginning of the next capitation cycle following NAMM's receipt of eligibility.

         (B) Claims processing and turnaround: (a) NAMM shall maintain processing and financial accuracy of 95%, (b) 90% of clean claims shall be processed within 21 days, and (c) 100% of clean claims shall be processed within 30 days of receipt by NAMM.

         (C) Referral processing and turnaround: (a) Routine referrals shall be turned around within 24 hours of submission of complete medical information and (b) urgent referrals shall be turned around on the same day as receipt of complete medical information.

                                   ARTICLE IV

                           OBLIGATIONS OF THE COMPANY

4.01     AUTHORITY OF THE COMPANY

         The Board of Directors of the Company ("Board") shall be the governing body of the Company and shall at all times exercise ultimate control over the financial assets, operations and Business of the Company and shall have the right under this Agreement to direct NAMM on how to expend any funds or assets of the Company. The responsibilities of the Company include, but are not limited to, managing and administering the Company's operations not delegated to NAMM hereunder, and accepting or rejecting recommendations by NAMM therefore. The Company shall continue to exercise general responsibility for the operation and affairs of the Company. NAMM shall administer the Company's adopted plans and criteria and perform the services identified in this Agreement and in Exhibit A, consistent with the directives and approvals of the Company.

4.02     OWNERSHIP OF ASSETS

         The Company will own all of its assets purchased specifically for the Company for purposes of managing the Business, subject to the limitations thereon set forth in


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         Section 3.06 above. Upon termination of this Agreement as described in
         Article VII, Company shall retain title and ownership of all said assets.

4.03     THE COMPANY'S RESPONSIBILITIES

         HOSPITAL COOPERATION. The Board of the Company will use its best efforts to assure that the management personnel of the Hospital cooperate and give full support to the provisions of this Agreement.

         PROVIDING PHYSICIANS. The Board of the Company will use its best efforts to encourage physicians, including a sufficient number of primary care physicians, to participate in the PHO and to accept Risk Contracts where payments are made on a capitated basis to primary care physicians.

         ANCILLARY SERVICES. NAMM shall arrange for the PHO to contract for the provision of ancillary and non-hospital services through entities affiliated with the Hospital, or other similarly situated providers willing to contract. The Company shall cause the entities affiliated with the Hospital to price those ancillary and other non-hospital services which they wish to provide through HMO contracts covered by the PHO's Risk Agreements at prices which are competitive with those otherwise available to HMOs in the same or similarly situated community in the Chicago Metropolitan area at the time the Risk Contracts are executed. Unless otherwise agreed to by the parties, the Company shall cause the ancillary providers affiliated with a Hospital to provide such services at prices that are at least equal to the lowest prices that the affiliated entity offers, at the time the Medicare-risk contracts are executed, to any other payors (other than reimbursements received from Medicaid) in the community. To implement this pricing process, NAMM will actuarially determine a market-competitive price based on its assessment of the market and will discuss with the Company, Hospital and affiliated entity the basis for its recommendations and will obtain input from the Hospital; the Hospital affiliated entity will then have a right of first refusal to contract to provide such services at the price so established by NAMM.

         HOSPITAL SERVICES. The Company, the PHO, and NAMM shall discuss and agree on appropriate and fair rates to be paid by the PHO for services provided by the Hospital. NAMM agrees that the Hospital rates to be paid by the PHO may provide for adjustments in per diem rates based on actual Hospital costs, in order to provide incentives for physicians to control Hospital costs.

         DISTRIBUTION OF SURPLUS FUNDS. The distribution of PHO surplus funds relating to Risk Contracts shall be made as set forth in Exhibit B hereto. The Company, or at its instruction, NAMM shall be responsible for making the actual distribution of any such funds.

4.04     THE COMPANY'S FINANCIAL RESPONSIBILITIES

         Deficits of the two risk service fund accounts are dealt with as set forth in Exhibit B.

         The other financial responsibilities of the Company shall include, but not be limited to, directly providing or paying the cost of providing the following:

         (A)      Processing all payments to health care providers.


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         (B)      interest expense for monies borrowed by the Company.

         (C)      Repayment of principal for monies borrowed by the Company.

         (D) Attorneys' fees and expenses incurred by or on behalf of the Company, relating to litigation by or against the Company or otherwise directly relating to the Company's operations or Business.

         (E) Fees for accountants or consultants retained to audit the Company and/or prepare and submit tax forms for the Company.

         (F) A program of property, liability and other forms of insurance coverage, limits and carriers acceptable to NAMM.

         (G) All costs associated with investments or loans made by the Company.

         (H) Any dividends or distributions paid to shareholders of the Company.

         (I) Remuneration, if any, of the Company's officers and Board members.

         (J) Any other fees, costs, expenses or taxes paid by NAMM (in all cases in conformity with the budget approved by the Company) relating to the Business or operations of the Company.

4.05     BOARD COMMITTEE MEETINGS

         The Company Board and the PHO Operating Committee shall schedule and hold regular, periodic meetings. NAMM shall provide reports, which it is required to provide by the terms of this Agreement, to the Board and Operating Committee prior to such meetings. Representatives of NAMM may be invited to be present at such meetings and shall be given prior notice of all regular and special meetings of the Board and Operating Committee, provided that the Board shall have the right to request that NAMM be excluded from any meeting in which NAMM's performance will be discussed, or otherwise as determined by the Board. Representatives of NAMM shall also attend such Company and PHO committee meetings as NAMM and the Company agree are necessary for a NAMM representative to attend.

                                   ARTICLE V

                              COMPENSATION TO NAMM

5.01     BASIS FOR ACCOUNTING

         The accounting year for the Company shall be October 1 through September 30. Revenue and expenses shall be determined on an accrual basis and be consistent with generally accepted accounting principles.

5.02     NAMM'S PARTICIPATION IN ANY COMPANY PROFITS

         NAMM shall be paid a management fee for its services related to risk contracts hereunder ("Management Fee") as outlined in Exhibit C.


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                                   ARTICLE VI

                                  EXCLUSIVITY

6.01     COMPANY EXCLUSIVITY

         For the term of this Agreement, the Company, the Hospital affiliated with the Company and its affiliated hospital entities will use NAMM to manage their Risk Contracts unless otherwise agreed to by NAMM. For the term of this Agreement, the Company, the Hospital affiliated with the Company and its affiliated hospital entities will not joint venture with, or otherwise engage, any third party company (other than NAMM) for the management of their risk business unless otherwise agreed to by NAMM.

6.02     NAMM EXCLUSIVITY

         During the term of this Agreement and for a period of six months thereafter, NAMM shall not provide capitation management services to any physician organization that is comprised in whole or in part of PHO primary care physicians without the express written consent of the Company. NAMM shall have no other exclusivity restrictions.

6.03     NON-SOLICITATION

         During the term of this Agreement and for a one-year period thereafter, NAMM will not solicit for employment or services any person employed by Company nor the Hospitals, Physician Organizations and PHOs affiliated with the Company. During the term of this Agreement and for a one-year period thereafter, neither the Company nor the Hospitals, Physician Organizations and PHOs affiliated with the Company will solicit for employment or services any person employed by NAMM.

                                  ARTICLE VII

                              TERM AND TERMINATION


7.01     TERM

         The term of this Agreement shall be from the Effective Date for a term of two (2) years and shall automatically renew for another one year term (and shall continue to automatically renew for additional one year terms thereafter) unless (1) either party to this Agreement gives at least one year's prior written notice prior to the expiration of the term to the other that this Agreement will not be renewed, or (2) this Agreement is otherwise terminated as provided for herein.


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7.02     TERMINATION FOR CAUSE

         A party may terminate this Agreement by giving notice of termination to the other party, specifying the effective date of such termination, for the causes and within the time period set forth below:

         (A) Thirty days following notice if such other party: (1) generally does not pay its debts as they become due or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors; (ii) commences any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or (iii) takes any corporate or other action to authorize or in contemplation of any of the actions set forth in this Section 7.02 (B);

         (B) Thirty days following notice if any case, proceeding or other action against such other party hereunder is commenced seeking to have an order for relief entered against it as debtor or to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for or any substantial part of its property;

         (C) Except with respect to criminal conduct, as to which there is no cure period, termination of the Agreement may occur under the following circumstances, provided the non breaching party provides thirty (30) days' written notice to the breaching party describing the breach, and at the end of such thirty
                  (30) day period the breaching party has not corrected the breach to the reasonable satisfaction of the non breaching party:

                  (i) Criminal conduct, violation of law or breach of fiduciary duty by a party to this Agreement.

                  (ii) Material breach of a substantive provision of this Agreement by a party or failure of NAMM to meet two of the three performance standards set forth in
                           Section 3.09.

                  (iii) Continuing failure of NAMM to maintain adequate experienced staffing sufficient to provide appropriate oversight to the Company or failure of NAMM to manage the Company in an appropriate manner.

                  (iv) Continuing failure of a party to use its best efforts to enlist sufficient support of enough primary care physicians to provide adequate levels of physician services for Risk contracts entered into by the Company.

                  (v) Change in law as described in Article VII, provided that the attempt to address such change, as also described in such section, is unsuccessful.

                  (vi) Breach of a representation or warranty as described in Article II.

         (D) Upon an assignment or change of ownership which is not authorized pursuant to Article VIII;

7.03     TERMINATION BY MUTUAL AGREEMENT

         This Agreement may be terminated upon the mutual agreement of the Parties, which termination agreement shall specify all of the terms of such termination.

7.04     CONSEQUENCES OF TERMINATION

         In the event of termination of this Agreement, the parties shall cooperate with one another to prevent a disruption of the Company's operations. The procedures to govern the conduct of the parties hereto after termination of this Agreement are as follows:

         (A) NAMM shall conduct its affairs prior to the effective date of the termination of this Agreement in such a manner that it protects the interests of the Company and allows an orderly takeover of NAMM's duties.

         (B)      On the effective date of the termination of this Agreement:
                  (1) NAMM shall return all property (including, but not limited to, equipment, manuals and supplies) of the Company in a manner that is reasonably requested by the Company, that can be accommodated by NAMM using existing NAMM equipment and that will allow the Company to continue its operations, and (2) the Company shall return all property (including, but not limited to, equipment, manuals, programs of NAMM and supplies) of NAMM in a manner that is reasonably requested by NAMM, that can be accommodated by Company using existing Company equipment and that will allow the Company to continue its operations further provided, however, that the Company shall not be required to return any records or documents which, the Company is entitled to use in connection with its operations, pursuant to Section
                  3.06. NAMM will consult with the Company after the date of termination with regard to the above mentioned materials.

         (C) Within 180 days following the effective date of the termination of this Agreement, either party may review any records or documents of the other party relating to the Company and the services provided by NAMM hereunder, in order that an accounting may be conducted to settle all claims that each party hereto may have against the other party.

         (D) Company shall make one surplus payment to NAMM following the end of the Agreement. This payment will be equal to five percent (5%) of the surplus earned through the end of the contract term. This surplus payment will be based on net income recorded for the period, and shall include income from the professional services fund, reinsurance recoveries, and any HMO incentive funds received through the end of the contract term.

         (E) NAMM shall cooperate with Company or its designee in transitioning the claims processing, claims payment and surplus fund management of any other management activity which obligations shall survive the termination of this Agreement. Except as specified elsewhere in this Agreement or as required by law, NAMM shall have no obligations to the Company after the date of termination of this Agreement.

         (F) In the event of termination of this Agreement, either party hereto shall be entitled to all remedies provided in this Agreement in addition to any other remedies that are available to it under law or equity, including the remedies of specific performance, injunctions or any other measures that either party hereto shall believe necessary to take to protect its interests under this Agreement, including but not limited to its rights to protect the exclusivity provisions hereof.

         (G) In the event of termination of this Agreement NAMM will at the Company's option, continue to pay claims for Dates of Services prior to the termination date for a fee of $2.00 per commercial equivalent member per month for every month that the company desires claims payment RUNOUT services.

                                  ARTICLE VIII

                                 MISCELLANEOUS

8.01     ASSIGNMENT

         This Agreement shall not be assigned by either Party hereto without the prior written consent of the other Party provided, however, that the Company consents to NAMM assigning or subcontracting any of the services hereunder to a subsidiary of NAMM, or any or its subsidiaries or Affiliates, so long as such assignee or subcontractor agrees to be bound by the terms and conditions of this Agreement, NAMM agrees to continue to be bound by the terms of this Agreement and the conditions of the third paragraph of this Section 8.01 continue to be met.

         ORGANIZATIONAL CHANGE. It is recognized that NAMM, the Company or its affiliated Hospitals, Physician Organizations and/or PHOs may undergo organizational changes during the term of this Agreement for good and valid reasons that are important to their future success. It is also recognized that the obligations and relationships established by this Agreement implement important strategies for the Parties and must, therefore, be protected from any harmful influence that might be caused by organizational evolution.

         NAMM. If NAMM or NAMM Parent is sold by PhyCor, Inc. to another company ("New Owner) or is spun off as a separate company ("Newco"), except as provided in the next sentence of this paragraph, the Company may terminate this Agreement with NAMM for Cause. However, without providing the Company with a right to terminate this Agreement with NAMM for Cause, a New Owner or a Newco may result from an organization change or may assign this Agreement to such a New Owner or a Newco provided that New owner or Newco is not a hospital network, payor, Physician organization or other entity which could be considered a competitor of Company or its affiliated Hospitals, entities, or PHO.

         COMPANY. The Company may assign this Agreement to any new entity created through merger, acquisition, or other organizational change without the consent of NAMM unless such third party entity is a competitor of NAMM providing the same services to third parties that NAMM is providing to the Company. The Company shall be entitled to assign this Agreement to any subsidiary or affiliate corporation of the Company, which is authorized to conduct business, and is duly formed as a for-profit or not-for-profit corporation in the State of Illinois.

         APPROVAL. If there is an assignment that is not approved as described herein, there shall be a termination of this Agreement as described above (unless the Parties agree otherwise). Notwithstanding the foregoing, the Parties agree that such approval will not be unreasonably withheld without good reason, which shall be based on the anticipation of harm to the non-assigning Party. These reasons may include, without limitation, consideration of the reputation of the party to which the agreement is proposed to be assigned, whether such party or a related party has sufficient experience in the area, whether such party or a related party is a competitor or a Hospital or affiliated Physician Organization or PHO, or is such party's operations are otherwise incompatible with those of the non-assigning Party.

8.02     BINDING ON SUCCESSORS AND PERMITTED ASSIGNS

         The terms, covenants, conditions, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto, and to their permitted successors and assignees.


8.03     NON-ASSUMPTION OF LIABILITIES AND INDEMNIFICATION

         The parties agree to indemnify each other as follows:

         (A) NAMM does not assume any of the obligations, liabilities or debts of the Company to third parties (except for the PHO, to the extent provided in this Agreement) and shall not, by virtue of its performance hereunder assume or become liable for any such obligations, liabilities or debts of the Company. The Company agrees to indemnify and hold NAMM harmless from and against any and all such obligations, liabilities and debts of the Company.

         (B) The Company does not assume any of the obligations, liabilities or debts of NAMM and shall not, by virtue of its performance hereunder, assume or become liable for any such obligations, liabilities or debts of NAMM. NAMM agrees to indemnify and hold the Company harmless from and against any such obligations, liabilities and debts of NAMM.

         (C) Company and NAMM are independent contractors. Except as otherwise provided in this Agreement, neither Company nor NAMM nor any of their respective agents or employees shall be liable for any act or omission of the other party; and each party shall remain responsible for or liable for its own acts or actions.

8.04     INSURANCE

         (A) Company and PHO shall purchase and maintain, at the sole cost and expense of Company, policies of comprehensive general liability insurance and such other insurance in such amounts as shall be agreed upon between the Company and NAMM as is necessary to ensure Company and its agents and employees, acting within the scope of their duties, against any claim or claims arising by reason of personal injuries or death occasioned directly or indirectly in connection with their performance of any services by the Company or by such agents or employees and in connection with any other coverage in effect for Company as the date of this Agreement. The Company shall provide NAMM with prior notification of any cancellation, termination, or material alteration of any such insurance policies. Prior to the expiration and/or cancellation of any such policy Company shall secure replacement of such insurance coverage upon the same terms and provisions and furnish NAMM with a certificate of insurance for such replacement insurance coverage. In the event any insurance required under this section is maintained and in claims-made form, subject to applicable provisions of law, the party required to maintain such insurance shall ensure the tall period for not less than two years after the expiration of the application policy.

         (B) NAMM shall purchase and maintain, at the sole cost and expense of NAMM, policies of insurance in such amounts that shall be necessary to ensure NAMM and its agents and employees acting within the scope of their duties against any claim or claims arising by reason of personal injuries or death occasioned directly or indirectly in connection with the performance of any services by NAMM or by such agents or employees and in connection with any other coverage in effect for NAMM as of the date of this Agreement. NAMM shall provide Company with prior notification of any cancellation, termination or material alteration of any such insurance policies. Prior to the expiration and/or cancellation of any such policy, NAMM shall secure replacement of such insurance coverage upon the same terms and provisions and furnish Company with a certificate of insurance for such replacement insurance coverage. In the event any insurance required under this section is maintained and in claims-made form, subject to applicable provisions of law, the party required to maintain such insurance shall ensure the tall period for not less than two years after the expiration of the application policy. NAMM shall name the Company and the Hospital as an additional insured under such policies. NAMM will maintain these coverages (or such additional coverages as the Company and NAMM shall agree to) for the Company and, to the extent NAMM manages other Management Companies it will obtain additional coverage for those purposes.

8.05     LAWS, REGULATIONS, LICENSES

         (A) The parties agree that they shall at all times operate in a lawful manner in accordance with all requirements of applicable laws, rules and regulations. NAMM shall assist the Company and the PHO managed by the Company, in accordance with the terms of this Agreement, in complying with all applicable federal, state, and local laws, rules, and regulations relating to the Company or PHO and shall use its best efforts to manage and provide administrative services to the Company so that it and the PHO shall maintain any necessary licenses, permits, consents, and approvals from all governmental agencies that have jurisdiction over the operations of the Company or PHO. NAMM shall not be obligated to the Company for failure of the Company or PHO to comply with any such laws, rules, and regulations or for failure of the Company or PHO to maintain any such licenses, permits, consents and approvals, if the failure of the Company or PHO to comply is not solely caused by an act or failure to act by NAMM or its employees, agents, representatives or contractors.

         (B) Neither party shall knowingly, purposely or negligently take any action that shall cause any government authority having jurisdiction over the operation of the Company, the PHO, or NAMM to institute any proceeding for the rescission or revocation of any necessary license, permit, consent or approval.

         (C) NAMM shall, with the written approval of the Company, have the right, but not the obligation, to contest by appropriate legal proceedings, diligently conducted in good faith in the name of the Company, the validity or application of any law, ordinance, rule, ruling, regulations, order or requirement of any government agency having jurisdiction over the operation of the Company. After having given its written approval, the Company shall cooperate with NAMM with regard to the contest, and the Company shall pay the reasonable attorney's fees, costs or fines incurred with regard to the contest.

8.06     RIGHTS CUMULATIVE

         No right or remedy herein conferred upon or reserved to either NAMM or the Company is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder, or now or hereafter legally existing upon the occurrence of any event of default hereunder.

8.07     WAIVER

         The failure of either NAMM or the Company to insist at any time upon the strict observance or performance of any of the provisions of this Agreement or to exercise any right or remedy as provided in this Agreement shall not impair any such right or remedy or be construed as a waiver or relinquishment thereof. Every right and remedy given by this Agreement to the parties hereto may be exercised from time to time and as often as may be deemed expedient by the parties hereto, as the case may be.

8.08     CAPTIONS AND HEADINGS

         The captions and headings throughout this Agreement are for convenience and reference only, and the words contained therein shall in no way be held or deemed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of or to the scope or intent of this Agreement nor in any way affect this Agreement.

8.09     IMPOSSIBILITY OF PERFORMANCE

         Neither the Company nor NAMM shall be deemed to be in violation of this Agreement if prevented from performing any obligations hereunder for any reasons beyond its control including, without limitation, acts of God or of any public enemy, flood, storm, strike, or action or inaction of any federal, state or local regulatory agency. Nothing in this
         Section 8.09 shall be construed to relieve NAMM or the Company, as the case may be, of its duty to provide the Company or NAMM, as the case may be, with notices it may receive of any action necessary for compliance with federal, state or local requirements.

8.10     NOTICE

         All notices, demands, and requests required hereunder shall be in writing and shall be deemed given when mailed, postage prepaid, via registered or certified mail or via overnight courier service, return receipt requested, to the following address, and/or to such other address or to such other person as may be designated by written notice given from time to time during the term of this Agreement by one party to the other:


         (A) to the Company at:  Northwest Community Capco, Inc.
                                 Attention: President
                                 800 W. Central Rd.
                                 Arlington Heights, IL 60005

         (B) to NAMM at:         North American Medical Management -
                                    Illinois, Inc.
                                 Attention: President
                                 High Point Plaza
                                 4415 West Harrison Street, Suite 300
                                 Hillside, IL 60162


8.11     GOVERNING LAW

         This Agreement has been executed and delivered In the State of Illinois and all of the terms and provisions thereof and the rights and obligations of the parties hereto shall be interpreted and enforced in accordance with the laws thereof, without regard to the conflicts of laws sections thereof. Notwithstanding anything contained in this Agreement to the contrary, the parties agree to the exclusive jurisdiction of any local or state court located in Cook County, Illinois, or the United States District Court for the Northern District of Illinois, and the parties waive any objection which it may have based on improper venue or forum non convenience to the conduct of any proceeding in such court; provided, further nothing contained in this Agreement shall affect the right of the parties to serve legal process in any manner permitted by law.

8.12     INVALIDITY OF PROVISIONS

         The invalidity or unenforceability of any term or condition contained herein shall in no way affect the validity or enforceability of the remainder of this Agreement. Any such provision held or declared by a court of competent jurisdiction to be invalid, illegal or unenforceable under any law applicable thereto, shall be deemed deleted from this Agreement without impairing or prejudicing the validity, legality, or enforceability of the remaining provisions hereof.

8.13     CHANGE OF LAW

         In the event that there shall be a change in applicable state or federal law or specifically in Medicare or Medicaid statutes, regulations, or instructions (or in the application thereof), the adoption of new legislation, judicial interpretations, or a change in any other third party payor reimbursement system, or any similar matter which, in a party's opinion materially and adversely affects such Party's (or a Hospital's or affiliated Physician Organization's or PHO's) rights or obligations or materially changes the economic or legal relationships between the Parties as set forth in the Agreement (a "Change") a Party may request that this Agreement shall terminate upon at least thirty (30) days prior advance written notice to the other Parties, provided that (i) the Parties will attempt in good faith to amend the provisions of this Agreement to comply with such Change so as to not materially change the economic or legal relationships between the Parties as set forth in this Agreement, and (ii) any such termination cannot occur before the effective date of the Change relied upon to terminate this Agreement under this Section. If the Parties and their attorneys do not agree that the Change materially adversely affects their financial operations, and/or whether proposed changes to this Agreement can be made which address the Change in a way which does not materially and adversely affects such Party's (or a Hospital's or affiliated Physician Organization's or PHO's) rights or obligations or materially change the economic or legal relationships between the Parties as set forth in this Agreement, an arbitrator, chosen in the manner described in the ADR, shall decide such undetermined matters; provided, however, that if the ADR process has not been completed by the effective date of the Change no Party shall be required to take actions which it reasonably believes would no longer be legal following the change, subject to completion of the ADR process.


8.14     DISPUTE RESOLUTION

         If during this contract, the parties are unable to resolve a dispute or controversy among themselves, prior to instituting any court action, they shall first endeavor to settle such dispute in a non-binding voluntary manner by referring same to mediation according to the rules of the American Arbitration Association.

8.15     THIRD PARTY BENEFICIARIES

         The parties to this Agreement intend that there be no third party beneficiaries of this Agreement.

8.16     ENTIRE AGREEMENT: CONFLICTS

         This Agreement contains the entire agreement between the parties hereto with regard to this subject matter, and no representations or agreements, oral or otherwise, between the parties not embodied herein or attached hereto shall be of any force and effect. Any additions or amendments to this Agreement subsequent hereto shall be of no force and effect unless in writing and signed by the parties hereto.

8.17     EXHIBITS

         All Exhibits to this Agreement are to be considered part of this Agreement, as if incorporated herein, and all terms, provisions and conditions stated in such Exhibits shall be binding on the parties to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and year set forth above.

                              NORTHWEST COMMUNITY CAPCO, INC.

                              BY: /s/
                                 -----------------------------------------------

                              Its:  President

                              Date:  5/31/2000
                                   ---------------------------------------------


                              NORTH AMERICAN MEDICAL MANAGEMENT - ILLINOIS, INC.

                              BY:  /s/ Wayne Aardsma
                                 -----------------------------------------------
                                       Wayne Aardsma


                              Its:  President

                              Date:  5/15/2000
                                   --------------------------------------------